UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(D) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 26, 2015 (February 26, 2015)

GNC HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35113	20-8536244
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Sixth Avenue Pittsburgh, Pennsylvania	15222
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (412) 288-4600

N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 26, 2015, GNC Holdings, Inc. (the “Company” or “GNC”) announced that it will appoint Tricia K. Tolivar as its Executive Vice President and Chief Financial Officer, effective March 2, 2015.
    Ms. Tolivar, 46, joins GNC with significant senior executive experience and finance expertise. She served in leadership positions with Ernst & Young, LLP from October 2007 to February 2015, including most recently as Americas Director of Finance, Advisory, with responsibility for the leadership of finance, accounting and operations of a $3 billion client service organization in North and South America. Ms. Tolivar previously served as Chief Financial Officer of the Greater Memphis Arts Council from January 2006 to December 2008 and in a series of executive leadership positions with AutoZone, Inc. from 1996 to 2005. She is a graduate of Emory University.

Ms. Tolivar will be entitled to receive: (i) an annual base salary of $425,000; (ii) a cash signing bonus of $75,000; (iii) a target annual bonus opportunity equal to 60% of her base salary (capped at 120% of base salary); and (iv) eligibility to participate in and be granted awards under the Company’s 2011 Stock and Incentive Plan including, on her first day of employment with the Company, an equity grant valued at $750,000, comprised 50% of restricted stock that vests in equal installments on each of the first three anniversaries of the grant date and 50% of performance-vested restricted stock, the vesting of which depends upon the Company’s performance over a three-year period relative to certain pre-determined performance goals, in each case subject to Ms. Tolivar’s continued employment with the Company.

SIGNATURE
Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
GNC Holdings, INC.

Date: February 26, 2015	By: /s/: James M. Sander
Name: James M. Sander Title: Senior Vice President, Chief Legal Officer and Secretary